EXHIBIT 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Form 20-F Annual Report of Genoil Inc. (the “Company”) of our report dated May 18, 2022 relating to the consolidated financial statements of the Company for the years ended December 31, 2021, December 31, 2020, and December 31, 2019 included in this Form 20-F.

/s/ Michael T. Studer CPA P.C.

Michael T. Studer CPA P.C.

Freeport, New York

May 18, 2022